Exhibit 107

Calculation of Filing Fee Table

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$86,812,815.64 (1)	0.00011020	$9,566.77
Fees Previously Paid	$0		$0
Total Transaction Valuation	$86,812,815.64 (1)
Total Fees Due for Filing			$9,566.77
Total Fees Previously Paid			$0
Total Fee Offsets			$9,566.77
Net Fee Due			$0

(1)	The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation by Itaú Unibanco Holding S.A. (“IUH”) and ITB Holding Brasil Participações Ltda. is based on the offer to purchase: (a) any and all outstanding common shares, no par value per share (the “Common Shares”), of Banco Itaú Chile, a publicly-traded special banking corporation (sociedad anónima especial bancaria) organized under the laws of the Republic of Chile, held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended); and (b) any and all outstanding American Depositary Shares (each of which represents one-third of one Common Share) (the “ADSs,” and together with the Common Shares, the “Shares”), held by holders, wherever located; in each case, other than any Shares owned directly or indirectly by IUH and/or its affiliates, for 8,500.00 Chilean pesos in cash per Common Share and 2,833.3333 Chilean pesos in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions and (ii) applicable withholding taxes.

The transaction value of USD $86,812,815.64 consists of the quotient of (A) 69,274,022,500.00 Chilean Pesos divided by (B) the observed exchange rate of 797.97 Chilean Pesos per USD, published by the Central Bank of Chile (Banco Central de Chile) in the Official Gazette of Chile on June 5, 2023. The amount of 69,274,022,500.00 Chilean Pesos represents the product of (C) 8,149,885, the estimate of the maximum number of Common Shares (i) held by U.S. holders and (ii) represented by ADSs and held by holders, wherever located, multiplied by (D) the offer price of 8,500.00 Chilean Pesos per Common Share.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-80508	June 6, 2023		$9,566.77
Fee Offset Sources	Itaú Unibanco Holding S.A. and ITB Holding Brasil Participações Ltda.	SC TO-T	005-80508		June 6, 2023		$9,566.77